 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	November 6, 2015

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL NAMES NEW CHIEF FINANCIAL OFFICER

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced that it has named Bernard Birkett its Chief Financial Officer, effective immediately.
Birkett joined Merit in 1997 and has served as Merit’s Controller responsible for Europe, Middle East and Africa (EMEA) since 2000 and as Merit’s Vice President of International Finance since 2010. He has been a leader in the development of Merit’s global business and has experience in management, operations and business development. Birkett is a certified accountant with a business degree from the National University of Ireland Galway and a Master’s degree in banking and finance from the University College Dublin’s Michael Smurfit Graduate Business School. He also completed a program in Strategic Leadership at Stanford’s Graduate School of Business. Birkett recently relocated to Salt Lake City from Galway, Ireland.
Birkett assumed his new position from Kent W. Stanger, who has served as Merit’s Chief Financial Officer, Treasurer and Secretary since Merit’s founding in 1987. Stanger will continue to be employed by Merit on an interim basis, to support the transition, and will continue to serve on Merit’s Board of Directors.
“I would like to publicly thank Kent for his many years of dedicated service to Merit,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Kent has been an integral force in building this company from its beginning, and I have enjoyed working with him. I am also optimistic about the change and look forward to working with Bernard in his new role.”

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,700 people worldwide with facilities in South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's future performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2014. Such risks and uncertainties include risks relating to product recalls and product liability claims; potential restrictions on our liquidity or our ability to operate our business by our current credit agreement, and the consequences of any default under that agreement; possible infringement of our technology or the assertion that our technology infringes the rights of other parties; the potential imposition of fines, penalties, or other adverse consequences if our employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; expenditures relating to research, development, testing and regulatory approval or clearance of our products and the risk that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration (the "FDA"); laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or our failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with our suppliers, or failure of such suppliers to perform; our potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions; costs and expenses associated with our pursuit of a strategic plan to grow through acquisitions; fluctuations in Euro and GBP exchange rates; our need to generate sufficient cash flow to fund our debt obligations, capital expenditures, and ongoing operations; concentration of our revenues among a few products and procedures; development of new products and technology that could render our existing products obsolete; market acceptance of new products; volatility in the market price of our common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failures to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in our Annual Report on Form 10-K for the year ended December 31, 2014 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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